Exhibit 5.05

P.O. Box 7113	Amsterdam, 18 September 2015
1007 JC Amsterdam
Strawinskylaan 1999
1077 XV Amsterdam
T +31 20 717 10 00
F +31 20 717 11 11

Amsterdam Brussels London Luxemburg New York Rotterdam

Ladies and Gentlemen:

Re: Registration Statement on Form S-4

We have acted as special legal counsel as to Netherlands law to Flextronics International Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (the “Guarantor”), in connection with the filing by Flextronics International Ltd. with the SEC of a registration statement on Form S-4 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to an offer to exchange up to $600,000,000 aggregate principal amount of the Company’s outstanding, unregistered 4.750% Notes due 2025 (the “Original Notes”) for an equivalent amount of registered 4.750% Notes due 2025 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to the Indenture. The Original Notes are, and on the issue date of the Exchange Notes, the Exchange Notes will be, guaranteed by the Guarantor on the terms set forth in the Indenture. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not hereby admit that we are (i) “experts” within the meaning of Section 11 of the Act or the rules and regulations of the SEC promulgated thereunder or (ii) within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Capitalised terms used in this opinion letter (but not otherwise defined) have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

This opinion letter is provided in connection with the filing of the Registration Statement. It may only be relied upon by Curtis, Mallet-Prevost, Colt & Mosle LLP and by persons entitled to rely upon it pursuant to the applicable provisions of the Act in connection with the Registration Statement. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Transaction Documents or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Transaction Documents and the Corporate Documents and we have assumed that the Transaction Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

We have not been involved in structuring, drafting or negotiating the Transaction Documents.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter is based, on the condition that you accept and agree that (i) the competent courts in Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, are governed by Netherlands law and (iii) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.                                      each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.                                      no defects attach to the incorporation (aan haar totstandkoming geen gebreken kleven) of the Guarantor and the Deed of Incorporation has been executed on the basis of a valid declaration of no objection (verklaring van geen bezwaar) by or on behalf of a civil law notary (notaris) who had the power and authority to execute such deed, and such deed complies with Netherlands law (voldoen aan de eisen der wet);

c.                                       (i) no regulations (reglement) have been adopted by any corporate body of the Guarantor and (ii) the Articles of Association are its articles of association currently in force. The Extract supports item (ii) of this assumption;

d.                                      the Guarantor has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments ((voorlopige) surseance van betaling verleend), (vi) been subjected to the appointment of an administrator (curator) in respect of any of its bodies or representatives on the basis of Article 1:76 NFSA or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support the items (i) through (v) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;

e.                                       the resolutions recorded in the Resolutions are in full force and effect and correctly reflect the resolutions adopted, and the factual statements made and the confirmations recorded or given in the Resolutions are complete and correct;

f.                                        none of the Board members (bestuurders) has a direct or indirect personal interest which conflicts with the interest of the Guarantor and its business entering into the Transaction Documents. This assumption is supported by the confirmations in this respect as included in the Board Resolution; and

g.                                       no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Guarantor. This assumption is supported by the confirmation in this respect as included in the Board Resolution.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.                                     The Guarantor is validly existing as a besloten vennootschap met beperkte aansprakelijkheid under the laws of the Netherlands.

Corporate Power

2.                                     The Guarantor has the corporate power to enter into the Transaction Documents and to perform its obligations thereunder. The Guarantor does not violate any provision of its Articles of Association by entering into the Transaction Documents or performing its obligations thereunder. The Guarantor can sue and can be sued in its own name under the laws of the Netherlands.

Corporate Action

3.                                     The Guarantor has taken all corporate action required by its Articles of Association and Netherlands law to authorize its entry into the Transaction Documents and the performance of its obligations thereunder.

The opinions expressed above are subject to the following qualifications:

A.                                   As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Transaction Documents under the applicable law and the obligations of the parties to the Transaction Documents and we have made no investigation of that meaning and purport. Our review of the Transaction Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

B.                                   The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

C.                                   Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction.

D.                                   A power of attorney or mandate granted by the Guarantor, including but not limited to the appointment of an agent for service of process (to the extent that it can be considered a power of attorney):

a.                                     can only be made irrevocable to the extent that its object is the performance of legal acts in the interests of the attorney or a third party. The competent Netherlands courts may at the request of the principal cancel the irrevocable quality of the power of attorney for compelling reasons; and

b.                                     will terminate in the event of a bankruptcy (faillissement) and become ineffective upon the suspension of payments (surséance van betaling) of the principal or, unless otherwise provided, the attorney.

E.                                    The opinions expressed in this opinion letter may be limited or affected by:

a.                                     any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.                                     the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.                                      claims based on tort (onrechtmatige daad);

d.                                     sanctions and measures including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.                                      the Anti-Boycott Regulation and related legislation; and

f.                                       Chapter 6.1 NFSA.

Sincerely yours,

/s/ NautaDutilh

NautaDutilh

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”

the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

“Articles of Association”

the articles of association of the Guarantor as they read after the execution of a deed of amendment dated 14 December 2012, which, according to the Extract, was the last amendment of the Guarantor’s articles of association

“Board”	the Guarantor’s management board (bestuur)

“Board Resolution”	the document containing the resolutions of the Board, dated 22 May 2015

“Commercial Register”	the Netherlands Chamber of Commerce Commercial Register

“Corporate Documents”	the documents listed in Exhibit B

“Deed of Incorporation”	the deed of incorporation (akte van oprichting) of the Guarantor, dated 31 March 1999

“Exhibit”	an exhibit to this opinion letter

“Extract”	an extract from the Commercial Register dated the date of this opinion letter

“Guarantee”	the unconditional guarantee of the Notes by the Guarantor as included in the Indenture

“Indenture”	an indenture, dated 8 June 2015, for the issuance of the Notes, between, among others, the Trustee as trustee, the Issuer as issuer and the Guarantor as guarantor , as supplemented by a first supplemental indenture, dated 11 September 2015

“Insolvency Registers”

i.                                the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.                             the bankruptcy clerk’s office at the court of first instance (rechtbank) of Amsterdam, consulted by telephone.

“Issuer”	Flextronics International Ltd.

“NautaDutilh”	NautaDutilh N.V.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“the Netherlands”	the European territory of the Kingdom of the Netherlands

“NFSA”	the Netherlands Financial Supervision Act (Wet op het financieel toezicht)

“Notes”	the Original Notes issued by, and the Exchange Notes to be issued by, the Issuer under the Indenture

“Resolutions”	the Board Resolution and the Shareholders Resolution

“SEC”	the United States Securities and Exchange Commission

“Shareholders Resolution”	the document containing the resolutions of the Guarantor’s general meeting of shareholders (algemene vergadering van aandeelhouder), dated 22 May 2015

“Transaction Documents”	the Indenture and the Guarantee

“Trustee”	U.S. Bank National Association

EXHIBIT B

LIST OF CORPORATE DOCUMENTS

1. a pdf copy of the Deed of Incorporation; 2. a pdf copy of the Articles of Association; 3. a fax copy of the Extract; and 4. a pdf copy of the signed Resolutions.